Exhibit 99.1


November 9, 2005

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE



GCI REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

     o   Consolidated revenue of $113.8 million
     o   Net income of $2.3 million or $0.04 per diluted share
     o   EBITDA, as adjusted, of $38.2 million

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $2.3 million, or earnings per diluted share of $0.04, for the third quarter of 2005. The company's third quarter net income compares to net income of $9.3 million, or earnings per diluted share of $0.15 in the same period of 2004. Net income for the quarter, as expected, was reduced by costs associated with refinancing the company's senior debt and expenses associated with a reorganization plan announced on August 22, 2005.

         GCI's third quarter 2005 revenues totaled $113.8 million, an increase of 6.8 percent over the third quarter of 2004. GCI's third quarter 2005 revenues increased 2.8 percent from the second quarter 2005 revenues of $110.7 million.

         Third quarter 2005 earnings before interest, taxes, depreciation, amortization and accretion (EBITDA), as adjusted, totaled $38.2 million. EBITDA increased $1.5 million or 4.1 percent over $36.7 million in the third quarter of 2004. Third quarter 2005 EBITDA of $38.2 million compares to EBITDA of $36.4 million in the second quarter of 2005, an increase of $1.8 million or 4.9 percent over the second quarter of 2005. EBITDA for the third quarter of 2005 is adjusted for the loss associated with the early termination of a capital lease in the amount of $2.8 million and the out of period costs associated with the company's plan of reorganization in the amount of $1.3 million.

         For the third quarter of 2005, GCI met its revenue and EBITDA guidance. The company expected revenues and EBITDA to exceed the second quarter results, excluding the effects of any receivable recovery from MCI. GCI recorded $1.4 million in EBITDA relating to the use of the MCI credit during the quarter.

         GCI anticipates revenues of $430 million to $440 million and EBITDA of $145 million, as adjusted, including the expected recovery of the remaining MCI receivable, for the year 2005.

         "The third quarter results show that we continue to operate on our plan," said Ron Duncan, GCI President. "We met our financial goals as expected, but more importantly we announced a plan of reorganization that we believe will streamline our organization, significantly increase our ability to focus on our customers and reduce our cost levels. The plan resulted in workforce reductions that, while painful from a personal perspective, were logical and necessary to position the company for continued growth."

Highlights
     o Long-distance billable minutes increased 21.2 percent to 376.6 million minutes for the third quarter as compared to the same quarter of 2004, and increased 8.3 percent sequentially.

     o Cable customers, as expected, decreased seasonally by 993 subscribers during the period and average revenue per equivalent basic subscriber grew to $82.01 per month. Revenue generating units (RGUs) for the quarter increased by 14.0 percent over the prior year.

     o GCI has provisioned approximately 16,800 lines on its Digital Local Phone Service (DLPS) facilities at the end of the third quarter. The company is behind in its deployment schedule but the rate of installations increased during the quarter. GCI expects to have between 22,000 and 24,000 lines deployed on its own facilities by the end of 2005.

     o During the third quarter and through October 2005, GCI repurchased 427,000 shares of its Class A Common shares at an average price of $9.82 per share. The company has repurchased more than 2,067,000 shares year to date and through October 2005 at an average price of $9.09 per share. Since the plan inception in September 2004, GCI has repurchased 6,177,000 Class A Common shares at an average price of $8.67 per share and retired $10 million face value of Series C Preferred Stock.

Long Distance Results
         For the third quarter of 2005, long distance revenues totaled $67.6 million as compared to revenues of $63.2 million in the third quarter of 2004 and $64.2 million in the second quarter of 2005. The increase in revenues is primarily attributable to an increase in minutes sold to other carriers.

          Long distance EBITDA, as adjusted, for the third quarter of 2005 totaled $24.4 million and was relatively unchanged from the third quarter of 2004. Long distance EBITDA for the third quarter of 2005 was up $2.4 million sequentially, an increase of 10.9 percent, from $22.0 million in the second quarter of 2005. Long distance EBITDA included MCI bad debt recoveries of $1.4 million in the third quarter of 2005, $1.1 million in the third quarter of 2004 and $1.0 million in the second quarter of 2005. The increase in EBITDA for the third quarter of 2005 is primarily due to an increase in minutes carried on the network.

         Total minutes-of-use were up 21.2 percent in the third quarter of 2005 when compared to the third quarter of 2004. Minutes-of-use are up 8.3 percent compared to the second quarter of 2005.

         Prior to the billing system conversion on September 1, 2005, the number of billed long distance customers totaled 91,500, an increase of 1.3 percent from 90,300 at the end of the third quarter of 2004. Billed long distance customers increased slightly from 91,300 at the end of the second quarter of 2005.

Cable Television Results
         Cable television revenues for the third quarter increased 4.0 percent to $26.2 million from $25.2 million in the third quarter of 2004, and were relatively unchanged from $26.3 million in the second quarter of 2005. EBITDA, as adjusted, of $10.6 million for the third quarter of 2005 was relatively unchanged from the third quarter of 2004, and decreased $0.4 million when compared to $11.0 million in the second quarter of 2005. The year-over-year increase in revenues is primarily due to the sales of new video and cable modem services. The steady EBITDA in the third quarter, when compared to the prior year, is due to more subscribers and higher average revenue per subscriber offset by increasing programming costs, an increase in direct operating costs and costs associated with the reorganization. The decrease in EBITDA sequentially is due in part to fewer subscribers and an increase in direct operating costs and costs associated with the reorganization.

         Gross margins in the third quarter of 2005, as a percentage of revenues, decreased by 100 basis points from the third quarter of 2004 and increased by 40 basis points sequentially. The decrease in gross margin from the prior year is primarily due to increasing programming and copyright costs.

          As of September 30, 2005, the company's cable television operations passed 213,146 homes and served 136,435 subscribers (106,551 equivalent basic subscribers). For the third quarter, average revenue per equivalent basic subscriber was $82.01, an increase of 3.3 percent when compared to third quarter 2004 average revenue of $79.36. Average revenue is up slightly, from $81.75, from the second quarter of 2005. The company, as expected, experienced a seasonal decrease of 993 subscribers from the second quarter of 2005. The decrease in subscribers for the third quarter of 2005 compares to a decrease of 915 subscribers in the third quarter of 2004.

         Eighty percent of GCI's basic cable subscribers receive service through a digital set-top box. More than 98 percent of the set top boxes deployed in GCI's systems are digital and 51,265 customers purchase additional special interest programming through a digital tier. GCI offers 14 channels of HDTV to customers in the Anchorage area.

         GCI cable modem service is available to more than 90 percent of the homes in Alaska. Approximately 34.8 percent of homes passed and 62 percent of GCI residential subscribers have cable modem service.

         The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the nine-month periods ending September 30, 2005 and 2004 follow (amounts in thousands):

                                              2005             2004
                                         --------------    -------------
Customer premise equipment              $    12,330           12,136
Upgrade/rebuild                              10,291            6,516
Line extensions                               2,620              517
Scalable infrastructure                       2,315            3,782
Support capital                                 685            1,013
Commercial                                      270              348
                                         --------------    -------------
Sub-total                                    28,511           24,312

Other capital expenditures                   37,327           58,498
                                         --------------    -------------
Total capital expenditures              $    65,838           82,810
                                         ==============    =============

         At September 30, 2005 and 2004, GCI's cable business had 124,300 and 122,100 customer relationships, respectively. The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those receiving phone service through the cable television plant.

         At September 30, 2005 and 2004, GCI's cable business had 227,400 and 199,400 revenue generating units, respectively. The increase in the revenue generating units of 6,900 and 28,000 from June 30, 2005 and September 30, 2004, respectively, is due to an increase in the number of cable modem and DLPS customers. The definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets.

 Local Telephone Results
         For the third quarter of 2005, local telephone service revenues totaled $12.5 million, an increase of 8.7 percent, when compared to $11.5 million in the third quarter of 2004. Revenue was down $0.2 million or 1.6 percent from $12.7 million in the second quarter of 2005. The sequential revenue decrease is attributable to a USF revenue accrual recorded in the second quarter of 2005.

         In the third quarter, local services generated EBITDA, as adjusted, of $0.0 million, an improvement of $0.8 million over the $(0.8) million of EBITDA in the third quarter of 2004. The third quarter EBITDA of $0.0 million compares to EBITDA of $0.4 million in the second quarter of 2005. The sequential decrease in EBITDA is due in part to lower universal service fund revenues recorded for the quarter and the restructuring charge.

         The rates paid by GCI to lease loops and UNE access elements were approximately 25 percent higher during the third quarter of 2005 as compared to the third quarter of 2004. This resulted primarily from a rate increase granted by state regulators that took effect at the beginning of 2005. GCI estimates that conversion of customers from leased facilities to its own network has more than offset all of the impact of this rate increase in the third quarter of 2005 and is now providing approximately $0.6 million in additional annualized savings of leased loop costs.

         GCI began converting customers to its own network using its DLPS technology in 2004. The roll out of DLPS enables GCI to avoid wholesale and loop rental costs from local phone lines leased from the incumbent local exchange carrier. GCI has provisioned approximately 16,800 customers completely on its DLPS facilities at the end of the third quarter of 2005. The company is behind in its deployment schedule but the rate of installations increased during the quarter. GCI expects to have between 22,000 and 24,000 lines deployed on its own facilities by the end of 2005.

          At the end of the third quarter of 2005, GCI provided local service to approximately 111,900 access lines statewide. This represents an increase of approximately 1,500 access lines when compared to the third quarter of 2004. Access lines for the third quarter are relatively unchanged from reported access lines at the end of the second quarter of 2005. The company estimates it maintains a 25 percent share of the total access line market in Alaska. Approximately 86 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

Internet Access Results
         Internet access revenues for the third quarter of 2005 totaled $7.6 million. Revenues were up 13.4 percent as compared to third quarter 2004 revenues of $6.7 million and 1.3 percent as compared to the prior quarter revenue of $7.5 million. EBITDA, as adjusted, for the third quarter of 2005 totaled $3.2 million, an improvement of $0.8 million year-over-year and an improvement of $0.2 million from the second quarter of 2005. Third quarter 2004 EBITDA was $2.4 million and second quarter 2005 EBITDA was $3.0 million. The increase in Internet access revenues and EBITDA results from the migration of existing customers to cable modem access, customers adding more features and services and increasing economies of scale.

         At the end of the third quarter of 2005, GCI had 74,200 cable modem customers, an increase of 13,000 and 4,000 customers, or 21.2 percent from the third quarter of 2004 and 5.7 percent from the second quarter of 2005, respectively. GCI's Internet subscribers at the end of the third quarter of 2005 totaled 93,000. Dial-up access customers decreased by 8,900 as a result of customers migrating to cable modems and due to a non-revenue affecting database clean-up of "Free Net" customers.

         Total cable modem revenues for the third quarter of 2005 increased 0.7 percent when compared to the second quarter of 2005 and increased 9.7 percent year-over-year. At the end of the third quarter of 2005 GCI's average revenue per cable modem (ARPM) was $30.48 as compared to $30.87 at the end of the second quarter of 2005 and $33.51 at the end of the third quarter of 2004. The increase in sequential and year-over-year revenues is due to the increase in the number of modem customers. The decline in ARPM is due to an increase in the percentage of total customers purchasing GCI's discounted cable modem products.

Other Items
         During the third quarter of 2005 GCI's capital expenditures totaled $18.1 million as compared to $23.3 million in the second quarter of 2005.

         GCI will hold a conference call to discuss the quarter's results on Thursday, November 10, 2005 beginning at 2 p.m. (Eastern.)To access the briefing on November 10, dial 888-455-3612 (international callers should dial 210-234-0000) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-239-4561, access code 7461 (international callers should dial 402-220-9697.)

         GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                       GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                                                                           (Unaudited)
(Amounts in thousands)                                                                    September 30,       December 31,
                                        Assets                                                2005                2004
--------------------------------------------------------------------------------------- ------------------  -----------------
Current assets:
  Cash and cash equivalents                                                            $     12,719              31,452
                                                                                        ------------------  -----------------
  Receivables                                                                                84,531              74,429
  Less allowance for doubtful receivables                                                     3,919               2,317
                                                                                        ------------------  -----------------
     Net receivables                                                                         80,612              72,112

  Deferred income taxes, net                                                                 14,192              13,893
  Prepaid expenses                                                                            7,758               7,907
  Property held for sale                                                                      2,284               2,282
  Inventories                                                                                 1,054               1,215
  Notes receivable from related parties                                                         458                 475
  Other current assets                                                                          487               2,429
                                                                                        ------------------  -----------------
       Total current assets                                                                 119,564             131,765
                                                                                        ------------------  -----------------

Property and equipment in service, net of depreciation                                      449,329             432,249
Construction in progress                                                                     16,000              22,505
                                                                                        ------------------  -----------------
       Net property and equipment                                                           465,329             454,754
                                                                                        ------------------  -----------------

Cable certificates                                                                          191,241             191,241
Goodwill                                                                                     41,972              41,972
Other intangible assets, net of amortization of $2,537 and $1,625                             6,305               6,265
  at September 30, 2005 and December 31, 2004, respectively
Deferred loan and senior notes costs, net of amortization of $1,200                           8,271              10,341
  and $2,602 at September 30, 2005 and December 31, 2004, respectively
Notes receivable from related parties                                                         3,413               3,345
Other assets                                                                                 13,003               9,508
                                                                                        ------------------  -----------------
    Total other assets                                                                      264,205             262,672
                                                                                        ------------------  -----------------
       Total assets                                                                    $    849,098             849,191
                                                                                        ==================  =================

                                                                                                                   (Continued)

                                       GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                                       (Continued)

                                                                                           (Unaudited)
(Amounts in thousands)                                                                    September 30,       December 31,
          Liabilities, Redeemable Preferred Stock, and Stockholders' Equity                   2005                2004
--------------------------------------------------------------------------------------- ------------------  -----------------
Current liabilities:
  Current maturities of obligations under long-term debt and capital leases            $      1,763               6,407
  Accounts payable                                                                           25,209              28,742
  Accrued payroll and payroll related obligations                                            16,682              15,350
  Deferred revenue                                                                           14,416              16,253
  Accrued liabilities                                                                         5,965               6,849
  Accrued interest                                                                            3,612               8,747
  Subscriber deposits                                                                           377                 437
                                                                                        ------------------  -----------------
     Total current liabilities                                                               68,024              82,785

Long-term debt                                                                              474,433             436,969
Obligations under capital leases, excluding current maturities                                    -              32,750
Obligation under capital lease due to related party, excluding current                          642                 672
  maturity
Deferred income taxes, net of deferred income tax benefit                                    58,493              49,111
Other liabilities                                                                            10,408               8,385
                                                                                        ------------------  -----------------
       Total liabilities                                                                    612,000             610,672
                                                                                        ------------------  -----------------

Redeemable preferred stock                                                                        -               4,249
                                                                                        ------------------  -----------------

Stockholders' equity : Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 51,386 and 51,825                            180,765             186,883
     shares at September 30, 2005 and December 31, 2004, respectively

    Class B.  Authorized 10,000 shares; issued 3,845 and 3,862 shares                         3,248               3,248
      at September 30, 2005 and December 31, 2004, respectively; con-
      vertible on a share-per-share basis into Class A common stock

    Less cost of 292 and 288 Class A and Class B common shares held in                       (1,714)             (1,702)
      treasury at September 30, 2005 and December 31, 2004, respectively

  Paid-in capital                                                                            15,845              14,957
  Notes receivable with related parties issued upon stock option exercise                    (2,978)             (3,016)
  Retained earnings                                                                          41,932              33,900
                                                                                        ------------------  -----------------
       Total stockholders' equity                                                           237,098             234,270
                                                                                        ------------------  -----------------

Commitments and contingencies

       Total liabilities, redeemable preferred stock, and stockholders' equity         $    849,098             849,191
                                                                                        ==================  =================

                                                   GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                        CONSOLIDATED STATEMENTS OF INCOME
                                                                     (Unaudited)
                                                                       Three Months Ended                Nine Months Ended
                                                                          September 30,                     September 30,
(Amounts in thousands, except per share amounts)                      2005             2004            2005              2004
                                                                 --------------  ---------------  ---------------  ---------------
Revenues                                                        $   113,761          106,622          330,936          319,324

Cost of goods sold (exclusive of depreciation, amortization          36,345           32,876          107,590          104,878
  and accretion shown separately below)
Selling, general and administrative expenses                         38,620           37,324          113,819          108,830
Restructuring charge                                                  1,894                -            1,894                -
Bad debt expense (recovery)                                              31             (281)            (128)          (1,165)
Depreciation, amortization and accretion expense                     18,559           15,297           54,710           46,759
                                                                 --------------  ---------------  ---------------  ---------------
   Operating income                                                  18,312           21,406           53,051           60,022
                                                                 --------------  ---------------  ---------------  ---------------

Other income (expense):
  Interest expense                                                   (8,964)          (6,722)         (25,600)         (20,275)
  Loss on early extinguishment of debt and termination of            (2,797)               -           (2,797)          (6,136)
    capital lease
  Amortization and write-off of loan and senior notes fees           (2,224)            (400)          (3,155)          (3,414)
  Interest income                                                       266               86              557              273
                                                                 --------------  ---------------  ---------------  ---------------
   Other expense, net                                               (13,719)          (7,036)         (30,995)         (29,552)
                                                                 --------------  ---------------  ---------------  ---------------

   Net income before income taxes                                     4,593           14,370           22,056           30,470

Income tax expense                                                    2,308            5,075            9,824           11,525
                                                                 --------------  ---------------  ---------------  ---------------

   Net income                                                         2,285            9,295           12,232           18,945

Preferred stock dividends                                                 -              381              148            1,228
                                                                 --------------  ---------------  ---------------  ---------------

       Net income available to common shareholders              $     2,285            8,914           12,084           17,717
                                                                 ==============  ===============  ===============  ===============


Basic net income per common share                               $      0.04             0.15             0.22             0.31
                                                                 ==============  ===============  ===============  ===============

Diluted net income per common share                             $      0.04             0.15             0.22             0.30
                                                                 ==============  ===============  ===============  ===============

Common shares used to calculate basic EPS                            54,677           58,031           54,765           57,027
                                                                 ==============  ===============  ===============  ===============

Common shares used to calculate diluted EPS                          55,981           60,708           55,955           58,162
                                                                 ==============  ===============  ===============  ===============

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                         (Unaudited)
Traditional Summary                                                          Nine Months Ended September 30, 2005
                                                                      Long                       Local
                                                                    Distance       Cable       Services    Internet     Combined
                                                                  ---------------------------------------------------------------
Revenues                                                           $ 191,764       78,422       38,463      22,287       330,936

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                58,358       22,025       21,580       5,627       107,590
                                                                  ---------------------------------------------------------------

      Contribution                                                   133,406       56,397       16,883      16,660       223,346

Selling, general and
    administrative expenses                                           69,281       22,429       14,955       7,154       113,819
Restructuring charge                                                   1,246          302          194         152         1,894
Bad debt expense (recovery)                                           (1,428)         640          418         242          (128)

Add restructuring charge to be paid in future periods                    848          206          132         103         1,289
                                                                  ---------------------------------------------------------------

    EBITDA, as adjusted                                               65,155       33,232        1,448       9,215       109,050

Less loss on early extinguishment of debt and
    termination of capital lease                                       2,797            -            -           -         2,797
Less restructuring charge to be paid in future periods                   848          206          132         103         1,289
                                                                  ---------------------------------------------------------------

    EBITDA                                                            61,510       33,026        1,316       9,112       104,964

Add loss on early extinguishment of debt and
    termination of capital lease                                       2,797            -            -           -         2,797

Less depreciation, amortization and
    accretion expense                                                 31,580       15,418        5,114       2,598        54,710
                                                                  ---------------------------------------------------------------

      Operating income (loss)                                       $ 32,727       17,608       (3,798)      6,514        53,051
                                                                  ===============================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                         Nine Months Ended September 30, 2005
                                                                      Voice         Data        Video     Combined
                                                                  -------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                   $ 65,155                                65,155
    Cable                                                                                       33,232      33,232
    Local Services                                                     1,448                                 1,448
    Internet                                                                        9,215                    9,215
                                                                  -------------------------------------------------
                                                                      66,603        9,215       33,232     109,050

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                    (37,923)      37,923                        -
    Cable                                                                           8,471       (8,471)          -
    Local Services                                                      (239)         239                        -
                                                                  -------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                        $ 28,441       55,848       24,761     109,050
                                                                  =================================================

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                         (Unaudited)
Traditional Summary                                                          Nine Months Ended September 30, 2004
                                                                      Long                       Local
                                                                    Distance       Cable       Services    Internet     Combined
                                                                  ---------------------------------------------------------------
Revenues                                                          $ 189,931       75,243      34,558        19,592      319,324

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)               58,115       20,311      21,184         5,268      104,878
                                                                  --------------------------------------------------------------

      Contribution                                                  131,816       54,932      13,374        14,324      214,446

Selling, general and
    administrative expenses                                          66,528       21,099      13,415         7,788      108,830
Restructuring charge                                                      -            -           -             -            -
Bad debt expense (recovery)                                          (1,808)         643           -             -       (1,165)

Add restructuring charge to be paid in future periods                     -            -           -             -            -
                                                                  --------------------------------------------------------------

    EBITDA, as adjusted                                              67,096       33,190         (41)        6,536      106,781

Less loss on early extinguishment of debt and
    termination of capital lease                                      6,136            -           -             -        6,136
Less restructuring charge to be paid in future periods                    -            -           -             -            -
                                                                  --------------------------------------------------------------

    EBITDA                                                           60,960       33,190         (41)        6,536      100,645

Add loss on early extinguishment of debt and
    termination of capital lease                                      6,136            -           -             -        6,136

Less depreciation, amortization and
    accretion expense                                                27,018       14,072       2,927         2,742       46,759
                                                                  --------------------------------------------------------------

      Operating income (loss)                                      $ 40,078       19,118      (2,968)        3,794       60,022
                                                                  ==============================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                         Nine Months Ended September 30, 2004
                                                                      Voice         Data       Video      Combined
                                                                  -------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                  $ 67,096                                 67,096
    Cable                                                                                     33,190        33,190
    Local Services                                                      (41)                                   (41)
    Internet                                                                       6,536                     6,536
                                                                  -------------------------------------------------
                                                                     67,055        6,536      33,190       106,781

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                   (36,523)      36,523                         -
    Cable                                                                          8,080      (8,080)            -
    Local Services                                                     (142)         142                         -
                                                                  -------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                       $ 30,390       51,281      25,110       106,781
                                                                  =================================================

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                         (Unaudited)
Traditional Summary                                                          Three Months Ended September 30, 2005
                                                                      Long                       Local
                                                                    Distance       Cable       Services    Internet     Combined
                                                                  ---------------------------------------------------------------
Revenues                                                            $ 67,548       26,179       12,467       7,567       113,761

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                19,939        7,437        7,101       1,868        36,345
                                                                  ---------------------------------------------------------------

      Contribution                                                    47,609       18,742        5,366       5,699        77,416

Selling, general and
    administrative expenses                                           23,402        7,722        5,154       2,342        38,620
Restructuring charge                                                   1,246          302          194         152         1,894
Bad debt expense (recovery)                                             (572)         289          197         117            31

Add restructuring charge to be paid in future periods                    848          206          132         103         1,289
                                                                  ---------------------------------------------------------------
    EBITDA, as adjusted                                               24,381       10,635          (47)      3,191        38,160

Less loss on early extinguishment of debt and
    termination of capital lease                                       2,797            -            -           -         2,797
Less restructuring charge to be paid in future periods                   848          206          132         103         1,289
                                                                  ---------------------------------------------------------------

    EBITDA                                                            20,736       10,429         (179)      3,088        34,074

Add loss on early extinguishment of debt and
    termination of capital lease                                       2,797            -            -           -         2,797

Less depreciation, amortization and
    accretion expense                                                 10,751        5,196        1,833         779        18,559
                                                                  ---------------------------------------------------------------

      Operating income (loss)                                       $ 12,782        5,233       (2,012)      2,309        18,312
                                                                  ===============================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                         Three Months Ended September 30, 2005
                                                                      Voice         Data       Video      Combined
                                                                  -------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                   $ 24,381                                24,381
    Cable                                                                                       10,635      10,635
    Local Services                                                       (47)                                  (47)
    Internet                                                                        3,191                    3,191
                                                                  -------------------------------------------------
                                                                      24,334        3,191       10,635      38,160

EBITDA, Reallocations:
    Long Distance                                                    (13,413)      13,413                        -
    Cable                                                                           2,846       (2,846)          -
    Local Services                                                       (87)          87                        -
                                                                  -------------------------------------------------
      Integrated Summary EBITDA                                     $ 10,834       19,537        7,789      38,160
                                                                  =================================================

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                         (Unaudited)
Traditional Summary                                                          Three Months Ended September 30, 2004
                                                                      Long                     Local
                                                                    Distance      Cable      Services      Internet    Combined
                                                                  ---------------------------------------------------------------
Revenues                                                           $ 63,195       25,210      11,548         6,669      106,622

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)               16,463        6,897       7,816         1,700       32,876
                                                                  --------------------------------------------------------------

      Contribution                                                   46,732       18,313       3,732         4,969       73,746

Selling, general and
    administrative expenses                                          22,863        7,433       4,486         2,542       37,324
Restructuring charge                                                      -            -           -             -            -
Bad debt expense (recovery)                                            (522)         241           -             -         (281)

Add restructuring charge to be paid in future periods                     -            -           -             -            -
                                                                  --------------------------------------------------------------
    EBITDA, as adjusted                                              24,391       10,639        (754)        2,427       36,703

Less loss on early extinguishment of debt and
    termination of capital lease                                          -            -           -             -            -
Less restructuring charge to be paid in future periods                    -            -           -             -            -
                                                                  --------------------------------------------------------------

    EBITDA                                                           24,391       10,639        (754)        2,427       36,703

Add loss on early extinguishment of debt and
    termination of capital lease                                          -            -           -             -            -

Less depreciation, amortization and
    accretion expense                                                 8,752        4,702         964           879       15,297
                                                                  --------------------------------------------------------------

      Operating income (loss)                                      $ 15,639        5,937      (1,718)        1,548       21,406
                                                                  ==============================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                         Three Months Ended September 30, 2004
                                                                      Voice        Data       Video       Combined
                                                                  -------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                  $ 24,391                                 24,391
    Cable                                                                                     10,639        10,639
    Local Services                                                     (754)                                  (754)
    Internet                                                                       2,427                     2,427
                                                                  -------------------------------------------------
                                                                     23,637        2,427      10,639        36,703

EBITDA, Reallocations:
    Long Distance                                                   (13,000)      13,000                         -
    Cable                                                                          2,578      (2,578)            -
    Local Services                                                      (53)          53                         -
                                                                  -------------------------------------------------
      Integrated Summary EBITDA                                   $  10,584       18,058       8,061        36,703
                                                                  =================================================

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                         (Unaudited)
Traditional Summary                                                            Three Months Ended June 30, 2005
                                                                      Long                     Local
                                                                    Distance      Cable      Services      Internet    Combined
                                                                  ---------------------------------------------------------------
Revenues                                                           $ 63,195       25,210      11,548         6,669      106,622

Revenues                                                             64,209       26,344      12,701         7,411      110,665

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)               19,386        7,578       7,203         1,878       36,045
                                                                  --------------------------------------------------------------

      Contribution                                                   44,823       18,766       5,498         5,533       74,620

Selling, general and
    administrative expenses                                          23,103        7,590       4,943         2,383       38,019
Restructuring charge                                                      -            -           -             -            -
Bad debt expense (recovery)                                            (233)         179         159            89          194

Add restructuring charge to be paid in future periods                     -            -           -             -            -
                                                                  --------------------------------------------------------------
    EBITDA, as adjusted                                              21,953       10,997         396         3,061       36,407

Less loss on early extinguishment of debt and
    termination of capital lease                                          -            -           -             -            -
Less restructuring charge to be paid in future periods                    -            -           -             -            -
                                                                  --------------------------------------------------------------

    EBITDA                                                           21,953       10,997         396         3,061       36,407

Add loss on early extinguishment of debt and
    termination of capital lease                                          -            -           -             -            -

Less depreciation, amortization and
    accretion expense                                                10,875        5,124       1,674           724       18,397
                                                                  --------------------------------------------------------------

      Operating income (loss)                                      $ 11,078        5,873      (1,278)        2,337       18,010
                                                                  ==============================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                           Three Months Ended June 30, 2005
                                                                      Voice        Data       Video       Combined
                                                                  -------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                  $ 21,953                                 21,953
    Cable                                                                                     10,997        10,997
    Local Services                                                      396                                    396
    Internet                                                                       3,061                     3,061
                                                                  -------------------------------------------------
                                                                     22,349        3,061      10,997        36,407

EBITDA Reallocations:
    Long Distance                                                   (12,557)      12,557                         -
    Cable                                                                          2,826      (2,826)            -
    Local Services                                                      (84)          84                         -
                                                                  -------------------------------------------------
      Integrated Summary EBITDA                                    $  9,708       18,528       8,171        36,407
                                                                  =================================================

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                                            Three Months Ended
                                                     September 30, 2005      September 30, 2004       June 30, 2005
                                                    --------------------    -------------------    --------------------
   EBITDA, as adjusted (Note 2)                    $       38.2                    36.7                   36.4
   Loss on early extinguishment of debt and
    termination of capital lease                           (2.8)                    ---                    ---
   Restructuring charge to be paid in future
    periods                                                (1.3)                    ---                    ---
                                                    --------------------    -------------------    --------------------
   EBITDA (Note 1)                                         34.1                    36.7                   36.4
   Depreciation, amortization and accretion
    expense                                               (18.6)                  (15.3)                 (18.4)
   Loss on early extinguishment of debt and
    termination of capital lease                            2.8                     ---                    ---
                                                    --------------------    -------------------    --------------------
         Operating income                                  18.3                    21.4                   18.0
                                                    --------------------    -------------------    --------------------

   Other income (expense):
       Interest expense                                    (9.0)                   (6.7)                  (8.4)
       Loss on early extinguishment of debt
         and termination of capital lease                  (2.8)                    ---                    ---
       Amortization and write-off of loan and
         senior notes fee expense                          (2.2)                   (0.4)                  (0.4)
       Interest income                                      0.3                     0.1                    0.1
                                                    --------------------    -------------------    --------------------
         Other expense, net                               (13.7)                   (7.0)                  (8.7)
                                                    --------------------    -------------------    --------------------

         Net income before income taxes                     4.6                    14.4                    9.3

   Income tax expense                                      (2.3)                   (5.1)                  (4.0)
                                                    --------------------    -------------------    --------------------
           Net income                              $        2.3                     9.3                    5.3
                                                    ====================    ===================    ====================

                                                                Nine Months Ended
                                                      September 30, 2005     September 30, 2004
                                                    --------------------    -------------------
   EBITDA, as adjusted (Note 2)                    $      109.0                   106.8
   Loss on early extinguishment of debt and
     termination of capital lease                          (2.8)                   (6.1)
   Restructuring charge to be paid in future
    periods                                                (1.3)                    ---
                                                    --------------------    -------------------
   EBITDA (Note 1)                                        104.9                   100.7
   Depreciation, amortization and accretion
    expense                                               (54.7)                  (46.8)
   Loss on early extinguishment of debt and
     termination of capital lease                           2.8                     6.1
                                                    --------------------    -------------------
         Operating income                                  53.0                    60.0
                                                    --------------------    -------------------

   Other income (expense):
       Interest expense                                   (25.6)                  (20.3)
       Loss on early extinguishment of debt
         and termination of capital lease                  (2.8)                   (6.1)
       Amortization and write-off of loan and
         senior  notes fee expense                         (3.2)                   (3.4)
       Interest income                                      0.6                     0.2
                                                    --------------------    -------------------
         Other expense, net                               (31.0)                  (29.6)
                                                    --------------------    -------------------

         Net income before income taxes                    22.0                    30.4

   Income tax expense                                      (9.8)                  (11.5)
                                                    --------------------    -------------------
           Net income                              $       12.2                    18.9
                                                    ====================    ===================

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation, Amortization and Accretion Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA (as defined in Note 1 above) before deducting Loss on Early Extinguishment of Debt and Termination of Capital Lease and Restructuring Charge to be paid in future periods during the three and nine months ended September 30, 2005 and 2004.